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                                                    COMPANION LIFE
                                                    INSURANCE COMPANY
                                                    Mutual of Omaha Plaza, 3-Law
                                                    Omaha, Nebraska 68175-1008

April 30, 2003

Companion Life Insurance Company
Mutual of Omaha Plaza
Omaha, NE  68175

To Whom It May Concern:

With reference to Post-Effective Amendment Number 4 for Registration Number 333-41172 on Form N-6 filed by Companion Life Insurance Company and Companion Life Separate Account B with the Securities and Exchange Commission covering flexible premium variable life insurance policies (the "Amendment"), I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. Companion Life Insurance Company is duly organized and validly existing under the laws of the State of New York and has been duly authorized to issue variable life insurance contracts by the New York Department of Insurance.

2. Companion Life Separate Account B is a duly authorized and existing separate account established pursuant to New York law.

3. The flexible premium variable life insurance policies, when issued as contemplated by the Form N-6 Registration Statement, will constitute legal, validly issued and binding obligations of Companion Life Insurance Company.

4. The Amendment does not contain disclosures that would render it ineligible to become effective under paragraph (b) of Rule 485 under the Securities Act of 1933.

I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment to the Form N-6 Registration Statement and to the use of my name under the caption "Legal Proceedings" in the Prospectus contained in the Registration Statement.

Sincerely,


/s/ Thomas J. McCusker
---------------------------------
General Counsel
Companion Life Insurance Company